UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest reported) 		June 14, 2001
									__________________
United States Antimony Corporation
________________________________________________________________
(Exact name of registrant as specified in its charter)

Montana
______________________
(State or other jurisdiction
of incorporation)

32-00215
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(Commission
File Number)

81-0305822
______________________
(IRS Employer
Identification No.)

P.O. Box 643
Thompson Falls, Montana
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(Address of principal executive offices)


59873
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(Zip Code)

Registrant's telephone number, including area code (406) 827-3523
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N/A
________________________________________________________________
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.
The registrant elects to disclose the following information:
United States Antimony Corporation (USAC) is one of three domestic producers of antimony products. The company produces three antimony product lines known as "Montana Brand" antimony oxide, sodium antimonite, and metal. The advantages of USAC include rigorous quality control, a proprietary furnace design to improve product quality, the fact that all oxide is produced from metal, the company operates the only antimony reduction furnace known in the United States to make antimony metal, has six
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dedicated production lines to make different products, has a very diverse line of products, has a comprehensive quality control laboratory, operates a research and development laboratory, has large blending capabilities, offers specialty packaging and wetting with plasticizers, has mine capability in Montana and Mexico, and is environmentally responsible. The plant has a capacity for 15,000,000 pounds of antimony products per year. Efforts are now focused on cost effective purchasing of raw materials and sales. New sales organizations are being evaluated for the west-coast, gulf, and southeast United States and Canada. Large users are also being contacted for in house accounts USAC has formed a subsidiary, in which it owns a 75% interest, known as "Bear River Zeolite Co." (BRZ). BRZ owns leases on a geologic resource of more than 200,000,000 tons of zeolite located in southeast Idaho. The deposit has not been drilled, but the surface has been sampled and mapped. The advantage of the BRZ zeolite is that it is almost pure clinoptilolite, contains approximately 3.5% potassium which is a plant nutrient, contains approximately 1.6% calcium which is a pH buffer for soils, contains less than 0.5% sodium which is toxic to plants, has no significant concentrations of toxic trace elements, is green in color, holds up to 65% of its weight in water, has a very high cation exchange capacity, has a low clay content, has a very large surface area, is hard and resistant to abrasion, has very little internal waste or overburden, and is convenient to highways and railroads. Production is anticipated to commence in June 2001. Bulk markets are being explored that include animal feed, water filtration, soil amendments, environmental cleanup, odor control, ag-chemical carriers, sewage treatment, fertilizers, the break down of insecticides, light-weight aggregate, and others. The plant has a capacity of approximately 200 tons per day, but it can be expanded.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United States Antimony Corporation
(Registrant)

Date:     June 15, 2001

By:  /s/ John C. Lawrence
___________________________

John C. Lawrence, President



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